EX-10.1 2 ex10_1.htm EXHIBIT 10.1

Exhibit 10.1

SERVICES AGREEMENT

This services agreement (this “Agreement”), dated as of October 1, 2012, between Ocwen Mortgage Servicing, Inc., a corporation organized under the laws of the United States Virgin Islands (“Ocwen,” or together with its subsidiaries, the “Ocwen Group”), and Altisource Solutions S.à r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg (“Altisource,” or together with its Affiliates, the “Altisource Group”).

RECITALS

WHEREAS, Ocwen desires to receive, and Altisource is willing to provide, or cause to be provided, certain services, in each case subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties agree as follows:

1.     Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” or “Affiliates” means with respect to any Person: (a) any directly or indirectly wholly owned subsidiary of such Person; (b) any Person that directly or indirectly owns 100% of the voting stock of such Person; or (c) a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract, or otherwise. Furthermore, with respect to any Person that is partially owned by such Person and does not otherwise constitute an Affiliate (a “Partially Owned Person”), such Partially Owned Person shall be considered an Affiliate of such Person for purposes of this Agreement if such Person can, after making a good faith effort to do so, legally bind such Partially Owned Person to this Agreement.

“Agreement” means this Agreement, including the Schedules hereto, any Services Letter, any Fee Letter, and any SOW entered into pursuant to Section 2(b).

“Altisource Business” means the knowledge process outsourcing business, consisting of the mortgage servicing business, the financial servicing business, and the technology products business.

“Applicable Services” means business process outsourcing services of the type provided in the ordinary course of business of the Providing Party as of the date of this Agreement.

“Customer Party” means a party in its capacity of receiving a Service hereunder, including Ocwen.

“Fee Letter” has the meaning set forth in Section 4(a).

“Fixed Price Project” means any Service designated as such on Schedule I, in the Services Letter, or the applicable SOW.

“Group” means, collectively, either party’s Subsidiaries and Affiliates.

“Governmental Authority” shall mean any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other legislative, judicial, regulatory, administrative, or governmental authority.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic, or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, algorithms, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Intellectual Property” means all domestic and foreign patents, copyrights, trade names, domain names, trademarks, service marks, registrations and applications for any of the foregoing, databases, mask works, Confidential Information, inventions (whether or not patentable or patented), processes, know-how, procedures, computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation, manuals, and instructions, other proprietary information, and licenses from third parties granting the right to use any of the foregoing.

“Ocwen Business” means (a) the business and operations of Ocwen and its Subsidiaries and other Affiliates immediately after the Effective Date and (b) except as otherwise expressly provided herein, any terminated, divested, or discontinued businesses or operations of Ocwen and its Subsidiaries and other Affiliates.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity, and any Governmental Authority.

“Providing Party” means a party in its capacity of providing a Service hereunder, including Altisource.

“Services” means the services set forth on Schedule I, as further described in the Services Letter, and/or in any SOW, as the context requires.

“SOW” means a statement of work entered into between the parties on an as-needed basis to describe a particular service that is not covered specifically in a schedule hereto or in the Services Letter, but has been agreed to be provided pursuant to the terms of this Agreement except as otherwise may be set forth in such SOW.

“Subsidiary” or “Subsidiaries” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that any Person that is not wholly owned by any other Person shall not be a Subsidiary of such other Person unless such other Person controls, or has the right, power, or ability to control that Person.

2.     Provision of Services.

(a)   Generally. Subject to the terms and conditions of this Agreement, Altisource shall provide, or cause to be provided, to Ocwen and the Ocwen Group, the services set forth on Schedule I, in each case (i) as further described in a letter between the Providing Party and the Customer Party dated as of the date hereof (the “Services Letter”) and (ii) for the periods commencing on the date hereof through the respective period specified on Schedule I (the “Service Period”), unless such period is earlier terminated in accordance with Section 5.

(b)   Statements of Work. In addition to the services set forth on Schedule I, from time to time during the term of this Agreement the parties shall have the right to enter into SOWs to set forth the terms of any related or additional services to be performed hereunder. Any SOW shall be agreed to by each party, shall be in writing, and shall contain, to the extent applicable: (i) the identity of each of the Providing Party and the Customer Party; (ii) a description of the Services to be performed thereunder; (iii) the applicable Performance Standard, as defined in Section 3 below, for the provision of such Service, if different from the Performance Standard; (iv) a description of the penalties of nonperformance and the incentives for performance in accordance with the applicable Performance Standard; (v) a description of the Customer Party’s criteria for evaluating the acceptance of deliverables; (vi) the amount, schedule, and method of compensation for provision of such Service; and (vii) the Customer Party’s standard operating procedures for receipt of services similar to such Service, including operations, compliance requirements, and related training schedules. Any SOW may contain: (i) a description of the renewal option for such SOW; (ii) information technology support requirements of the Customer Party with respect to such Service; (iii) training and support commitments with respect to such Service; (iv) the number of full-time employees required for such Service; and (v) any other terms the parties desire. For the avoidance of doubt, the terms and conditions of this Agreement shall apply to any SOW.

(c)   The Services shall be performed on Business Days during hours that constitute regular business hours for each of Ocwen and Altisource, unless otherwise agreed or as provided on Schedule I, in the Services Letter, or an applicable SOW. No Customer Party, nor any member of its respective Group, shall resell, subcontract, license, sublicense, or otherwise transfer any of the Services to any Person whatsoever or permit use of any of the Services by any Person other than by the Customer Party and its Affiliates directly in connection with the conduct of the Customer Party’s respective business in the ordinary course of business.

(d)   Notwithstanding anything to the contrary in this Section 2 (but subject to the following), the Providing Party shall have the exclusive right to select, employ, pay, supervise, administer, direct, and discharge any of its employees who will perform Services. The Providing Party shall be responsible for paying such employees’ compensation and providing to such employees any benefits. With respect to each Service, the Providing Party shall use commercially reasonable efforts to have qualified individuals participate in the provision of such Service; provided, however, that: (i) the Providing Party shall not be obligated to have any individual participate in the provision of any Service if the Providing Party determines that such participation would adversely affect the Providing Party or its Affiliates; and (ii) none of the Providing Party or its Affiliates shall be required to continue to employ any particular individual during the applicable Service Period.

3.     Standard of Performance. The Providing Party shall use commercially reasonable efforts to provide, or cause to be provided, to the Customer Party and its Group, each Service with such quality standards, service level requirements, specifications, and acceptance criteria identified in the Services Letter or the respective SOW (including any “Critical Performance Standards,” as identified in any therein) (the “Performance Standard”), unless otherwise specified in this Agreement. Notwithstanding the foregoing, no Providing Party shall have any obligation hereunder to provide to any Customer Party any improvements, upgrades, updates, substitutions, modifications, or enhancements to any of the Services unless otherwise specified in the Services Letter or applicable SOW. The Customer Party acknowledges and agrees that the Providing Party may be providing services similar to the Services provided hereunder and/or services that involve the same resources as those used to provide the Services to it and its Affiliates’ business units and other third parties.

 4.     Fees for Services.

(a)   As compensation for a particular Service, the Customer Party agrees to pay to the Providing Party, for each of the first two (2) successive years during which such Service is provided (the “Initial Fee Period”), the respective amount set forth in (i) the Services Letter (or, if applicable, in a separate fee letter to be delivered by the Providing Party to the Customer Party dated as of the date hereof (the “Fee Letter”)) or (ii) with respect to any Service performed pursuant to an SOW, in such SOW. The parties intend that any such fees reflect the market rate for comparable services. In the event the Services provided are increased or decreased during the Service Period, the fees associated therewith shall be increased or decreased, as applicable, on a pro rata basis.

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(b)   The fees for the Services other than Fixed Price Projects shall be adjusted in each year subsequent to the Initial Fee Period as negotiated between the parties in good faith based on prevailing market conditions and inflation.

(c)   The Customer Party shall not be obligated to pay fees for (i) new Services, other than Additional Services or Services requested pursuant to a SOW that the Providing Party performs without the authorization of the Customer Party or of any member of its Group or (ii) Services not provided due to a Force Majeure Event (as defined below).

(d)   The parties will adhere to the business practices regarding invoicing and payment in place at the time of execution of this Agreement for all Services initially provided by the Providing Party for a maximum period of one year from the date of this Agreement. After one year, or in the case of any SOW and unless otherwise specified in the applicable SOW, the Providing Party shall submit statements of account to the Customer Party (including any Sales Tax, as defined in Section 16) on a monthly basis with respect to all amounts payable by the Customer Party to the Providing Party hereunder (the “Invoiced Amount”), setting out the Services provided (by reference to the particular SOW, if applicable), and the amount billed in United States Dollars to the Customer Party as a result of providing such Services. The Customer Party shall pay the Invoiced Amount to the Providing Party by wire transfer of immediately available funds to an account or accounts specified by the Providing Party, or in such other manner as specified by the Providing Party in writing, or otherwise reasonably agreed to by the Parties, within thirty (30) days of the date of delivery to the Customer Party of the applicable statement of account; provided, that, in the event of any dispute as to an Invoiced Amount, the Customer Party shall pay the undisputed portion, if any, of such

Invoiced Amount in accordance with the foregoing, and shall pay the remaining amount, if any, promptly upon resolution of such dispute.

(e)   The Providing Party shall maintain books and records adequate for the provision of the Services. At its own expense, the Customer Party may request an audit of the books and records of the Providing Party to determine performance in accordance with Section 4(d). If such audit reveals an underpayment of fees, the Customer Party shall promptly pay the underpayment amount in accordance with the terms of this Agreement. If such audit reveals an overpayment of fees, the Providing Party shall promptly refund the overpayment amount in accordance with Section 4(d).

(f)   The Providing Party may, in its discretion and without any liability, suspend any performance under this Agreement upon failure of the Customer Party to timely make any payments required under this Agreement beyond the applicable cure date specified in Section 6(b)(1) of this Agreement.

(g)   In the event that the Customer Party does not make any payment required under the provisions of this Agreement (including, for the avoidance of doubt, the Services Letter and/or the Fee Letter) to the Providing Party when due in accordance with the terms hereof, the Providing Party may, at its option, charge the Customer Party interest on the unpaid amount at the rate of 2% per annum above the prime rate charged by JPMorgan Chase Bank, N.A. (or its successor). In addition, the Customer Party shall reimburse the Providing Party for all costs of collection of overdue amounts, including any reasonable attorneys’ fees.

(h)   In the event that: (i) Providing Party agrees to provide services that are the same or substantially similar to the Services and Additional Services provided hereunder to a third party (“Relevant Services”), (ii) such Relevant Services are delivered and priced in a manner substantially similar to the delivery and pricing structure provided for by this Agreement, the Services Letter, and the Fee Letter, if any, and are of a similar volume, (iii) the fees to be received by Providing Party from each of Customer Party and such third party are reasonably expected to exceed $1,000,000 per year, (iv) the fee rates in the aggregate to be charged by the Providing Party for any particular Relevant Service (a “Reduced Cost Service”) are less than the fee rates in the aggregate for the corresponding Service or Additional Service charged under this Agreement, the Services Letter, and the Fee Letter, if any, and (v) after giving good faith consideration to any higher fee rates charged by Providing Party for any other Relevant Services other than the Reduced Cost Service being provided to such third party, the aggregate economic benefit received by Providing Party for providing all such Relevant Services is less than the aggregate economic benefit received by Providing Party for providing the Services and Additional Services, then within thirty (30) Business Days of entering into a binding agreement to provide the Relevant Services to such third party, Providing Party shall offer to provide to Customer Party the Service and/or Additional Service corresponding to the Reduced Cost Service at the same rate as Providing Party provides the Reduced Cost Service to such third party. The fees provided for under this Agreement, the Services Letter, and the Fee Letter, if any, shall be reduced to an amount equal to the fees charged for the Reduced Cost Service effective as of the later of (x) the first day of the immediately succeeding calendar quarter after the date on which Providing Party notifies Customer Party of the Reduced Cost Service or (y) thirty days after the date on which Providing Party notifies Customer Party of the Reduced Cost Service. For purposes of clarification only, this Section 4(h) shall not apply to situations where Providing Party agrees to provide test or trial services to a third party.

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5.     Term.

(a)   Initial Term. This Agreement shall commence on October 1, 2012 (the “Effective Date”) and shall continue in full force and effect, subject to Section 5(b), until August 31, 2020 (the “Initial Term”), or the earlier date upon which this Agreement has been otherwise terminated in accordance with the terms hereof.

(b)   Renewal Term. This Agreement may be renewed for successive two (2) year terms (each, a “Renewal Term”) by mutual written agreement of the parties hereto, executed not less than six (6) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.

(c)   In the event either party decides that it does not wish to renew this Agreement or any particular Service or SOW before the expiration of the Initial Term or any Renewal Term, as applicable, such party shall so notify the other party at least nine (9) months before the completion of the Initial Term or Renewal Term, as applicable.

 6.     Termination.

(a)   Termination by Customer Party. During the term of this Agreement, the Customer Party may terminate this Agreement (or, with respect to all items except items (2) and (7) below, the particular Service or SOW only):

(1)   if the Customer Party is prohibited by law from receiving such Services from the Providing Party;

(2)   in the event of a material breach of any covenant or representation and warranty contained herein or otherwise directly relating to or affecting the Services to be provided hereunder of the Providing Party that cannot be or has not been cured by the thirtieth (30th) day from the Customer Party’s giving of written notice of such breach to the Providing Party, which notice shall be given within forty-five (45) days of the later of the occurrence of such breach or Customer Party’s discovery of such breach;

(3)   if the Providing Party fails to comply with all applicable regulations to which the Providing Party is subject directly relating to or affecting the Services to be performed hereunder, which failure cannot be or has not been cured by the thirtieth (30th) day from the Customer Party’s giving of written notice of such failure to the Providing Party, which such notice shall be given within forty-five (45) days of the later of the occurrence of such failure or Customer Party’s discovery of such failure;

(4)   if the Providing Party or any member of its Group providing Services hereunder is cited by a Governmental Authority for materially violating any law governing the performance of a Service, which violation cannot be or has not been cured by the thirtieth (30th) day from the Customer Party’s giving of written notice of such citation to the Providing Party, which such notice shall be given within forty-five (45) days of the later of the occurrence of such citation or Customer Party’s discovery of such citation;

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(5)   if the Providing Party fails to meet any Critical Performance Standard for a period of two consecutive months or three nonconsecutive months in any rolling twelve (12)-month period, which failure cannot be or has not been cured by the thirtieth (30th) day from the Customer Party’s giving of written notice of such failure to the Providing Party, which such notice shall be given within forty-five (45) days of the later of the occurrence of such failure or Customer Party’s discovery of such failure;

(6)   if the Providing Party fails to meet any Performance Standard for a period of two consecutive months or four nonconsecutive months in any rolling twelve (12)-month period, which failure cannot be or has not been cured by the thirtieth (30th) day from the Customer Party’s giving of written notice of such failure to the Providing Party, which such notice shall be given within forty-five (45) days of the later of the occurrence of such failure or Customer Party’s discovery of such failure;

(7)   if the Providing Party (A) becomes insolvent, (B) files a petition in bankruptcy or insolvency, is adjudicated bankrupt or insolvent or files any petition or answer seeking reorganization, readjustment, or arrangement of its business under any law relating to bankruptcy or insolvency, or if a receiver, trustee, or liquidator is appointed for any of the property of the other party and within sixty (60) days thereof such party fails to secure a dismissal thereof, or (C) makes any assignment for the benefit of creditors, which bankruptcy, insolvency, or assignment cannot be or has not been cured by the thirtieth (30th) day from the Customer Party’s giving of written notice of such event to the Providing Party, which such notice shall be given within forty-five (45) days of the later of the occurrence of such event or Customer Party’s discovery of such event, and

(8)   in the event of any material infringement of such Customer Party’s Intellectual Property(as defined in the Intellectual Property Agreement between Ocwen and Altisource, dated October 1, 2012, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof (the “Intellectual Property Agreement”)), including Intellectual Property developed hereunder pursuant to Section 10 below, by the Providing Party, which infringement cannot be or has not been cured by the thirtieth (30th) day from the Customer Party’s giving of written notice of such event to the Providing Party, which such notice shall be given within forty-five (45) days of the later of occurrence of such event or Customer Party’s discovery of such event.

For the avoidance of doubt, with respect to all items except item (1) above, if the Providing Party has cured the underlying event or circumstance giving rise to written notice of the same, within the time period specified above, the Customer Party may not terminate this Agreement or the applicable Service or SOW; provided, however, that the Customer Party may, if it so states in the written notice required to be provided to the Providing Party pursuant to the above, cause the Providing Party to suspend the Service performed under this Agreement or the applicable

SOW until the Providing Party has cured such breach, failure, insolvency, bankruptcy, or assignment, as the case may be. Furthermore, if the Providing Party is unable to effect a cure of the event or circumstance occurring under this Section 6(a) within the time period specified, despite a good faith effort to effect such cure, the Customer Party shall allow the Providing Party such additional time as is reasonably required to effect such cure without termination of this Agreement or the applicable Service or SOW, but in no event shall such additional time exceed ninety (90) days unless otherwise agreed by the parties.

(b)   Termination by Providing Party. During the term of this Agreement, the Providing Party may terminate this Agreement or the particular Service or SOW only:

(1)   if the Customer Party fails to make any payment for any portion of Services the payment of which is not being disputed in good faith by the Customer Party, which payment remains unmade by the ninetieth (90th) day from the Providing Party’s giving of written notice of such failure to the Customer Party;

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(2)   if the Customer Party, or any member of its Group providing Services hereunder, or the Providing Party receives an order from a Governmental Authority prohibiting the performance of the Services;

(3)   if the Providing Party or any member of its Group providing Services hereunder is notified by a Governmental Authority, due to the actions of the Customer Party, for materially violating any law governing the performance of a Service, which violation cannot be or has not been cured by the Customer Party by the sixtieth (60th) day from the receipt of notice of such violation;

(4)   if the Customer Party or any member of its Group (A) becomes insolvent, (B) files a petition in bankruptcy or insolvency, is adjudicated bankrupt or insolvent or files any petition or answer seeking reorganization, readjustment, or arrangement of its business under any law relating to bankruptcy or insolvency, or if a receiver, trustee, or liquidator is appointed for any of the property of the other party and within sixty (60) days thereof such party fails to secure a dismissal thereof, or (C) makes any assignment for the benefit of creditors;

(5)   in the event of any material infringement of such Providing Party’s Intellectual Property, (as defined in the Intellectual Property Agreement between Ocwen and Altisource, dated October 1, 2012, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof (the “Intellectual Property Agreement”)) including Intellectual Property developed hereunder pursuant to Section 10 below, by the Customer Party or any member of its Group; and

(6)   in the event of a material breach of any covenant or representation and warranty contained herein or otherwise directly relating to or affecting the Services to be provided hereunder of the Customer Party or any member of its Group that cannot be or has not been cured by the sixtieth (60th) day from the Providing Party’s giving of written notice of such breach to the Customer Party.

For the avoidance of doubt, with respect to items (3) and (6) above, if the Customer Party has cured the underlying event or circumstance giving rise to written notice of the same, within the time period specified above, the Providing Party may not terminate this Agreement or the applicable Service or SOW; provided, however, that the Providing Party may, if it so states in the written notice required to be provided to the Customer Party pursuant to the above, suspend the Service performed hereunder or under the applicable SOW until the Customer Party has cured such violation or breach, as the case may be. Furthermore, if the Customer Party is unable to effect a cure of the event or circumstance occurring under this Section 6(b) within the time period specified, despite a good faith effort to effect such cure, Providing Party shall allow Customer Party such additional time as reasonably required to effect such cure without termination of this Agreement or the applicable Service or SOW, but in no event shall such additional time exceed 90 days unless otherwise agreed by the parties.

(c)   Termination for Convenience. Any Service or SOW may be terminated in whole or in part by the Customer Party with not less than ninety (90) days’ written notice of such termination to the Providing Party in the event the Customer Party and the members of its Group discontinue the line of business receiving such Services. In the event the Customer Party terminates such Service or SOW in accordance with this Section 6(c), unless otherwise set forth herein or in the applicable SOW, such party shall be responsible for payment of the following costs and expenses that are directly related to or resulting from the early termination of such Service or SOW: (i) costs and expenses relating to the re-employment or termination of a Providing Party’s employee who had been previously engaged in providing the Services governed by the terminated Service or SOW; (ii) costs and expenses relating to existing contracts with third parties that had been entered into by the Providing Party or any member of its Group solely for the provision of Services under such terminated Service or SOW; and (iii) costs and expenses relating to facilities, hardware, and equipment (including depreciation) used solely for the purpose of providing such Services or SOW.

(d)   Wind-Down Period. During the period six (6) months prior to the date of termination of this Agreement, the Providing Party shall have no obligation to (i) expand the scope of its Services under this Agreement or any SOW, (ii) perform any new or additional Services under this Agreement or any SOW, or (iii) invest in hardware, software, or equipment for performance of a Service or SOW.

(e)   Post-Termination Services. Upon termination of this Agreement, any SOW, or any Services, for any reason whatsoever, the Customer Party or any member of its Group may elect to purchase post-termination services from the Providing Party for a period of two hundred and seventy (270) days from the date on which this Agreement terminates on the current terms hereunder or in place under the applicable SOW(s).

(f)   Effects of Termination.

(1)   Upon the early termination of any Service pursuant to this Section 6, or upon the expiration of the applicable Service Period, following the effective time of the termination, the Providing Party shall no longer be obligated to provide such Service; provided that the Customer Party shall be obligated to reimburse the Providing Party for any reasonable out-of-pocket expenses or costs attributable to such termination unless otherwise provided herein or in the applicable SOW(s).

(2)   No termination, cancelation, or expiration of this Agreement shall prejudice the right of either party hereto to recover any payment due at the time of termination, cancelation, or expiration (or any payment accruing as a result thereof), nor shall it prejudice any cause of action or claim of either party hereto accrued or to accrue by reason of any breach or default by the other party hereto.

(3)   Notwithstanding any provision herein to the contrary, Sections 4, 9, and 12 through 22 of this Agreement shall survive the termination of this Agreement.

 7.     Change Order Procedures; Temporary Emergency Changes.

(a)   The parties hereto may change the nature and scope of Services provided hereunder or under any SOW by mutual agreement. The party seeking the change shall submit a request containing: (i) the identity of the party requesting such change; (ii) the reason(s) for the change; (iii) a description of the requested change; and (iv) a timetable for the implementation of the change. The non-requesting Party shall have thirty (30) Business Days to consider the suggested change and either approve or decline such change. For the avoidance of doubt, no change to any Service or SOW will become part of the Performance Standard for such Service or SOW without the Providing Party’s prior approval.

(b)   The parties hereto agree to cooperate in good faith to determine and implement additional procedures for change orders as needed.

(c)   Notwithstanding the foregoing, in the event the Providing Party is unable to contact the Customer Party’s designated contact for a specific Service or SOW after reasonable effort, the Providing Party may make temporary changes to any SOW or Services, which the Providing Party shall document and report to the Customer Party the next Business Day. Such changes shall become permanent only if the Providing Party subsequently follows the procedures in Section 7(a) hereof for permanent change order procedures. The Customer Party shall not be obligated to pay for any changed Services performed without its prior approval.

(d)   The Customer Party may, in an emergency, request additional Services to be performed as promptly as practicable, and the Providing Party shall use its reasonable best efforts to perform such Services as promptly as practicable. While the Providing Party will continue to provide services in line with the request from the Customer Party, in the event that the Providing Party plans to incur materially additional costs in providing this service, the Providing Party may submit a financial proposal to make the Providing Party financially whole. In such a case, the Customer Party and Providing Party may agree for the one-time increase in payment for the emergency. Such emergency request shall last no longer than thirty (30) Business Days, and the Providing Party shall have no obligation to continue performing such Services unless the Customer Party follows the procedures in Section 7(a) hereof for permanent change order procedures.

8.     Right of First Opportunity.

(a)   If the Customer Party or any member of its Group elects to receive any Additional Service (as defined below), it shall first request a proposal for the provision of such Additional Service from the Providing Party. The Providing Party shall have thirty (30) Business Days (the “Exclusive Tender Period”) to respond to such request for Additional Service and to provide a proposed SOW to the Customer Party. During the Exclusive Tender Period, the Customer Party shall not solicit proposals or negotiate with any other third party with respect to such request for Additional Service. Upon receipt of the Providing Party’s proposal for the Additional Service, the Customer Party shall consider such proposal and shall negotiate with the Providing Party in good faith with respect to the possible provision by the Providing Party of such Additional Services.

(b)   If, at the end of the Exclusive Tender Period, the Providing Party and the Customer Party do not agree on the proposed SOW, the Customer Party may solicit proposals from third parties with respect to the Additional Service; provided, however, that the Customer Party shall not disclose any information received from the Providing Party, whether verbal or written, in the proposed SOW or during the Exclusive Tender Period negotiations, and such information shall be subject to the terms of Section 12 (Confidentiality) hereof.

(c)   As an alternative to the procedures set forth in Sections 8(a) and 8(b), Customer Party may solicit proposals or negotiate with third parties with respect to an Additional Service (such third parties referred to as “Third Party Additional Service Providers”) during the Exclusive Tender Period so long as:

(1)   at least fifteen Business Days prior to engaging any Third Party Additional Service Provider, Customer Party shall disclose to Providing Party a description of the Additional Services to be provided by such Third Party Additional Service Provider and all fees, costs, and other expenses to be charged by such Third Party Additional Service Provider (such description referred to as a “Third Party Additional Service Offer”);

(2)   within ten (10) Business Days of receipt of any Third Party Additional Service Offer, Providing Party shall have the right to make an offer (a “Matching Offer”) to provide the same or substantially the same Additional Services as set forth in the Third Party Additional Service Offer; and

(3)   if the fees set forth in the Matching Offer do not exceed the fees set forth in the Third Party Additional Services Offer, Customer Party may not accept the Third Party Additional Services Offer. Conversely, if the fees set forth in the Matching Offer exceed the fees set forth in the Third Party Additional Services Offer, Customer Party may accept the Third Party Additional Services Offer.

(d)   For purposes of this Agreement, “Additional Service” means a service that: (i) is reasonably similar to the Services provided hereunder or under any SOW; (ii) could reasonably be performed in facilities located in India, the United States, Canada, Uruguay, the United States Virgin Islands, or other facilities similar to the Providing Party’s facilities in these locations; (iii) reasonably would be expected to involve a purchase volume greater than two hundred thousand dollars ($200,000) on an annual basis; and (iv) is not an Applicable Service.

(e)   For the avoidance of doubt, the Providing Party shall not be restricted from providing services to a third party that are similar or identical to the Services.

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 9.     Miscellaneous.

(a)   This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.

(b)   This Agreement, the schedules hereto, the Services Letter, and any Fee Letter, contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments, and conversations with respect to such subject matter, and there are no agreements or understandings between the parties with respect to the subject matter hereof other than those set forth or referred to in this Agreement.

(c)   Ocwen represents on behalf of itself and each member of the Ocwen Group, and Altisource represents on behalf of itself and each member of the Altisource Group, as follows:

(1)   each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby; and

(2)   this Agreement has been duly executed and delivered and constitutes, or will constitute, a valid and binding agreement enforceable in accordance with the terms hereof.

 (d)   This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York applicable to contracts made and to be performed wholly in such state and irrespective of the choice of law principles of the State of New York, as to all matters.

(e)   Except for the indemnification rights under this Agreement (i) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder and (ii) there are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement.

(f)   All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (i) delivered in person, (ii) sent by facsimile (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next Business Day for the recipient) to the facsimile numbers set forth below, or (iii) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Ocwen, to:

Ocwen Mortgage Servicing, Inc.
402 Strand Street
Frederiksted, Virgin Islands 00840-3531
Attn: Corporate Secretary
Facsimile number: _________

If to Altisource, to:

Altisource Solutions S.à r.l.
291 route d’Arlon
L-1150 Luxembourg
Attn: Corporate Secretary
Facsimile number: 352-2744-9499
With a copy to: contractmanagement@altisource.com

Page 10 of 17

Either Party may, by notice to the other party, change the address to which such notices are to be given.

(g)   If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

(h)   The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)   Waiver by any Party hereto of any default by any other party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

(j)   In the event of any actual or threatened default in, or breach of, any of the terms, conditions, or provisions of this Agreement, the party or parties that are to be hereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other party or parties shall not oppose the granting of such relief. The parties to this Agreement agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

(k)   No provisions of this Agreement shall be deemed waived, amended, supplemented, or modified by any Party hereto, unless such waiver, amendment, supplement, or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement, or modification.

(l)   Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,“ and “herewith,” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all schedules hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule, and Appendix references are to the articles, sections, exhibits, schedules, and appendices of or to this Agreement unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented, or otherwise modified from time to time, as permitted by Section 9(k). The word “including,” and words of similar import, when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. There shall be no presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any such provision.

(m)   Any action or proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York (if any Party to such action or proceeding has or can acquire jurisdiction), and each of the parties hereto (i) irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, (ii) waives any objection it may now or hereafter have to venue or to convenience of forum, (iii) agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The parties to this Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement between the parties hereto to irrevocably waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section 9(m) may be served on any Party to this Agreement anywhere in the world.

Page 11 of 17

10.     Intellectual Property. The Providing Party or a member of its Group shall retain all rights to all technology and Intellectual Property owned or licensed by the Providing Party or a member of its Group prior to the provision of Services hereunder or developed by the Providing Party and any member of its Group during the course of and in association with the provision of Services under this Agreement by the Providing Party and any member of its Group, including all derivative works. The Customer Party and any member of its Group shall retain all rights to all Intellectual Property owned or licensed by the Customer Party or a member of its Group prior to the provision of Services hereunder or developed by the Customer Party or a member of its Group during the course of and in association with the provision of Services by the Providing Party under this Agreement, including all derivative works. To the extent any technology or Intellectual Property is jointly developed by the Providing Party or a member of its Group on the one hand and the Customer Party or a member of its Group on the other, it shall be deemed Ocwen IP if it relates to the Ocwen Business, or Altisource Licensed Intellectual Property if it relates to the Altisource Business, as these terms are defined in the Intellectual Property Agreement. Any intellectual property not already part of the Altisource IP, the Altisource Licensed Intellectual Property, or the Ocwen IP, as those terms are defined in the Intellectual Property Agreement, shall become Altisource Licensed Intellectual Property if owned by Altisource, or Ocwen IP if owned by Ocwen. All intellectual property that is involved in the provision of Services hereunder, therefore, shall be subject to the terms and conditions of the Intellectual Property Agreement.

 11.     Cooperation; Access; Steering Committee.

(a)     The Customer Party shall, and shall cause its Group to, permit the Providing Party and its employees and representatives access, on Business Days during hours that constitute regular business hours for the Customer Party and upon reasonable prior request, to the premises of the Customer Party and its Group and such data, books, records, and personnel designated by the Customer Party and its Group as involved in receiving or overseeing the Services as the Providing Party may reasonably request for the purposes of providing the Services. The Providing Party shall provide the Customer Party, upon reasonable prior written notice, such documentation relating to the provision of the Services as the Customer Party may reasonably request for the purposes of confirming any Invoiced Amount pursuant to this Agreement. Any documentation so provided to the Providing Party pursuant to this Section 11 will be subject to the confidentiality obligations set forth in Section 12 of this Agreement.

(b)     Each party hereto shall designate a relationship manager (each, a “Relationship Executive”) to report and discuss issues with respect to the provision of the Services and successor relationship executives in the event that a designated Relationship Executive is not available to perform such role hereunder. The initial Relationship Executive designated by Ocwen shall be William C. Erbey and the initial Relationship Executive designated by Altisource shall be William B. Shepro. Either party may replace its Relationship Executive at any time by providing written notice thereof to the other party hereto.

12.     Confidentiality.

(a)     Subject to Section 12(b), each of Ocwen and Altisource, on behalf of itself and each other member of its Group, agrees to hold, and to cause its directors, officers, employees, agents, accountants, counsel and other advisors, and representatives to hold, in strict confidence, with at least the same degree of care that applies to confidential and proprietary Information of Ocwen pursuant to policies in effect as of the Effective Date, all Information concerning the other Group that is either in its possession (including Information in its possession prior to the Effective Date) or furnished by the other Group or its directors, officers, employees, agents, accountants, counsel and other advisors, and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except to the extent that such Information has been (i) in the public domain through no fault of such party or any other member of such party’s Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors, and representatives, (ii) later lawfully acquired from other sources by such party (or any other member of such party’s Group), which sources are not known by such party to be themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of any member of the other Group.

(b)     Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information (excluding Information described in clauses (i), (ii) and (iii) of Section 12(a)) to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors, and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 12(c). Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, each party will promptly, after request of the other party, either return the Information to the other party in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that any Information not returned in a tangible form (including any such Information that exists in an electronic form) has been destroyed (and such copies thereof and such notes, extracts, or summaries based thereon).

(c)     In the event that either party or any other member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other party (or any other member of the other party’s Group) that is subject to the confidentiality provisions hereof, such party shall, to the extent permitted by law, notify the other party prior to disclosing or providing such Information and shall cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

 13.     Dispute Resolution.

(a)     It is the intent of the parties to use reasonable best efforts to resolve expeditiously any dispute, controversy, or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, a party hereto involved in a dispute, controversy, or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the parties hereto at a senior level of management (or, if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the

General Counsel, or like officer or official, of the party hereto involved in the dispute, controversy, or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location, or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use reasonable best efforts to meet within thirty (30) days of the Escalation Notice.

14.     Warranties; Limitation of Liability; Indemnity.

  (a)     Other than the statements expressly made by the Providing Party in this Agreement or in any SOW, the Providing Party makes no representation or warranty, express or implied, with respect to the Services and, except as provided in Section 14(b) hereof, the Customer Party hereby waives, releases, and renounces all other representations, warranties, obligations, and liabilities of the Providing Party, and any other rights, claims, and remedies of the Customer Party against the Providing Party, express or implied, arising by law or otherwise, with respect to any nonconformance, durability, error, omission, or defect in any of the Services, including: (i) any implied warranty of merchantability, fitness for a particular purpose, or non-infringement; (ii) any implied warranty arising from course of performance, course of dealing, or usage of trade; and (iii) any obligation, liability, right, claim, or remedy in tort, whether or not arising from the negligence of the Providing Party.

(b)     None of the Providing Party or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall be liable for any action taken or omitted to be taken by the Providing Party or such person under or in connection with this Agreement, except that the Providing Party shall be liable for direct damages or losses incurred by the Customer Party or the Customer Party’s Group arising out of the gross negligence or willful misconduct of the Providing Party or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives in the performance or nonperformance of the Services or Ancillary Services.

(c)     In no event shall: (i) the amount of damages or losses for which the Providing Party and the Customer Party may be liable under this Agreement exceed the fees due to the Providing Party for the most recent six (6) month period under the applicable Service or SOW(s); provided that if Services have been performed for less than six (6)months, then the damages or losses will be limited to the value of the actual Services performed during such period; or (ii) the aggregate amount of all such damages or losses for which the Providing Party may be liable under this Agreement exceed one million dollars ($1,000,000); provided that no such cap shall apply to liability for damages or losses arising from or relating to breaches of Section 12 (Confidentiality), infringement of Intellectual Property, or fraud or criminal acts. Except as provided in Section 14(b) hereof, none of the Providing Party or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall be liable for any action taken or omitted to be taken by, or the negligence, gross negligence, or willful misconduct of, any third party.

(d)     Notwithstanding anything to the contrary herein, none of the Providing Party or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall be liable for damages or losses incurred by the Customer Party or any of the Customer Party’s Affiliates for any action taken or omitted to be taken by the Providing Party or such other person under or in connection with this Agreement to the extent such action or omission arises from actions taken or omitted to be taken by, or the negligence, gross negligence, or willful misconduct of, the Customer Party or any of the Customer Party’s Affiliates.

(e)     Without limiting Section 14(b) hereof, no Party hereto or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall in any event have any obligation or liability to the other party hereto or any such other person whether arising in contract (including warranty), tort (including active, passive, or imputed negligence) or otherwise for consequential, incidental, indirect, special, or punitive damages, whether foreseeable or not, arising out of the performance of the Services or this Agreement, including any loss of revenue or profits, even if a Party hereto has been notified about the possibility of such damages; provided, however, that the provisions of this Section 14(e) shall not limit the indemnification obligations hereunder of either party hereto with respect to any liability that the other party hereto may have to any third party not affiliated with any member of the Providing Party’s Group or the Customer Party’s Group for any incidental, consequential, indirect, special, or punitive damages.

(f)    The Customer Party shall indemnify and hold the Providing Party and its Affiliates and any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives harmless from and against any and all damages, claims, or losses that the Providing Party or any such other person may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement or the

Services provided hereunder, except those damages, claims, or losses incurred by the Providing Party or such other person arising out of the gross negligence or willful misconduct by the Providing Party or such other person.

15.     Additional Agreements. The Providing Party shall:

(a)   maintain data backup and document storage and retrieval systems adequate for the provision of the Services;

(b)   maintain a business continuity plan adequate for the provision of the Services and shall provide a copy of such plan upon the Customer Party’s request; and

(c)   provide the Services under this Agreement and any SOW in compliance with (i) all obligations and applicable laws, including, but not limited to, privacy and data protection laws, labor and overtime laws, tax laws, the U.S. Foreign Corrupt Practices Act, and environmental protection laws, and (ii) all requirements from any Governmental Authority to maintain necessary licenses and permits.

16.     Taxes. Unless otherwise provided herein or in an applicable SOW, each party hereto shall be responsible for the cost of any sales, use, privilege, and other transfer or similar taxes imposed on that Party as a result of the transactions contemplated hereby. Any amounts payable under this Agreement are exclusive of any goods and services taxes, value added taxes, sales taxes, or similar taxes (“Sales Taxes”) now or hereinafter imposed on the performance or delivery of Services, and an amount equal to such taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 16, be paid by the Customer Party to the Providing Party in addition to the amounts otherwise payable under this Agreement. In each case where an amount in respect of Sales Tax is payable by the Customer Party in respect of a Service provided by the Providing Party, the Providing Party shall furnish in a timely manner a valid Sales Tax receipt or invoice to the Customer Party in the form and manner required by applicable law to allow the Customer Party to recover such tax to the extent allowable under such law.

17.     Public Announcements. No Party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto unless otherwise required by law, in which case the party making the press release, public announcement, or communication shall give the other party reasonable opportunity to review and comment on such and the parties shall cooperate as to the timing and contents of any such press release, public announcement, or communication.

18.     Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party hereto; provided, however, that either party may assign this Agreement without the consent of the other party to any third party that acquires, by any means, including by merger or consolidation, all or substantially all the consolidated assets of such party. Any purported assignment in violation of this Section 18 shall be void and shall constitute a material breach of this Agreement.

19.     Relationship of the Parties. The parties hereto are independent contractors and none of the parties hereto is an employee, partner, or joint venturer of the other. Under no circumstances shall any of the employees of a Party hereto be deemed to be employees of the other party hereto for any purpose. Except as expressly provided herein, none of the parties hereto shall have the right to bind the others to any agreement with a third party or to represent itself as a partner or joint venturer of the other by reason of this Agreement.

20.     Force Majeure. Neither party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by strikes, acts of God, acts of a public enemy, acts of terrorism, riots, or other events that arise from circumstances beyond the reasonable control of that Party (each, a “Force Majeure Event”). During the pendency of such Force Majeure Event, each of the parties hereto shall take all reasonable steps to fulfill its obligations hereunder by other means and, in any event, shall, upon termination of such intervening event, promptly resume its obligations under this Agreement.

21.     Non-Solicitation. The Customer Party acknowledges that the value to the Providing Party of its business and the transactions contemplated by this Agreement would be substantially diminished if such Customer Party or any of its Affiliates were to solicit the employment of or hire any employee of the Providing Party or any member of its Group performing Services, or who has performed Services, hereunder. Accordingly, the Customer Party agrees that neither it nor any of its Affiliates shall, directly or indirectly, and without the prior consent of the other party, solicit the employment of, or hire, employ, or retain, or otherwise encourage or cause to leave employment with the Providing Party, or cause any other Person to hire, employ, or retain, or otherwise encourage or cause to leave employment with the Providing Party or any of its Affiliates, any Person who is or was employed by the Providing Party or any of its Affiliates with respect to the provision of Services at any time within twelve (12) months preceding the time of such solicitation or hiring, employment, retention, or encouragement.

22.     Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Signatures on Following Page

Page 16 of 17

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

OCWEN MORTGAGE SERVICING, INC.

By:	/s/ John V. Britti
John V. Britti
Title: Executive Vice President, Chief Financial Officer and Treasurer

ALTISOURCE SOLUTIONS S.À R.L.

By:	/s/ William B. Shepro
William B. Shepro
Manager

Page 17 of 17

SCHEDULE I

SERVICES

Service	Service Period
Valuation Services	Through August 31, 2020
Property Preservation and Inspection	Through August 31, 2020
REO Sales	Through August 31, 2020
Trustee Services	Through August 31, 2020
Title Services	Through August 31, 2020
Due Diligence Services	Through August 31, 2020
Mortgage Charge off Collection	Through August 31, 2020
Mortgage Fulfillment and Underwriting Services	Through August 31, 2020

EX-10.5 7 a13-9549_1ex10d5.htm EX-10.5
Exhibit 10.5

FIRST AMENDMENT TO SERVICES AGREEMENT

This First Amendment to the Services Agreement (the “First Amendment”) is entered into as of March 29, 2012, and amends that certain Services Agreement dated October 1, 2012 (the “Agreement”) by and between OCWEN MORTGAGE SERVICING, INC., a corporation organized under the laws of the United States Virgin Islands (“OCWEN” or together with its Affiliates “OCWEN Group”), and ALTISOURCE SOLUTIONS S.À R.L., a limited liability company organized under the laws of the Grand Duchy of Luxembourg (“ALTISOURCE” or together with its Affiliates “ALTISOURCE Group”).

Recitals

WHEREAS, pursuant to the Agreement, Ocwen engaged Altisource to provide, certain Services, subject to the terms and conditions therein established;

WHEREAS, pursuant to Section 5(a) of the Agreement, ALTISOURCE was to provide certain services to OCWEN, for an initial term commencing on October 1, 2012, through August 31, 2020;

WHEREAS, on March 29, 2013, Altisource acquired certain fee-based businesses and assets related to Ocwen’s acquisition of Homeward Residential Holdings, Inc. mortgage servicing and origination business platform (the “Homeward Platform”); and

WHEREAS, now the parties desire to amend the term of the Agreement along with other provisions related to the Services.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Amendment to Section 3, Standard of Performance, to the Agreement.  Section 3, Standard of Performance, of the Agreement is hereby deleted in its entirety and restated as follows:

“3. Standard of Performance; Marketing and Promotion; and Noncompete.

(a)                                 Standard of Performance. The Providing Party shall use commercially reasonable efforts to provide, or cause to be provided, to the Customer Party and its Group, each Service with such quality standards, service level requirements, specifications, and acceptance criteria identified in the Services Letter or the respective SOW (including any “Critical Performance Standards,” as identified in any therein) (the “Performance Standard”), unless otherwise specified in this Agreement, in the Services Letter or in any SOW. Notwithstanding the foregoing, no Providing Party shall have any obligation hereunder to provide to any Customer Party any improvements, upgrades, updates, substitutions, modifications, or enhancements to any of the Services unless otherwise specified in the Services Letter or applicable SOW. The Customer Party acknowledges and agrees that the Providing Party may be providing services similar to the Services provided hereunder and/or services that involve the same resources as those used to provide the Services to it and its Affiliates’ business units and other third parties.

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(b)                                 Marketing and Promotion. Unless expressly stated otherwise in this Agreement, the Services Letter or any applicable SOW, the Providing Party will be the provider of Services, to Customer Party, to the extent Providing Party currently is, or in the future becomes, capable of providing such Services, and Customer Party shall promote Providing Party’s Services and encourage its third party relationships, which shall include, but not be limited to, mortgage retail originators, correspondent lenders, and secondary market sellers, to engage Providing Party for the provision of Services offered by Providing Party. To the extent that the Customer Party directs or has control over the selection of the service provider of Services as it relates to the Homeward Platform, Customer Party shall require its third party relationships to use Providing Party for those Services that Providing Party provides to the Homeward Platform. To the extent that the Customer Party does not direct or have control over the selection of the service provider of Services, Customer Party shall encourage its third party relationships to use Providing Party for those Services that Providing Party provides.

(c)                                  Noncompete.  During the term of the Services Agreement, Providing Party shall be the exclusive provider of Services to Customer Party with respect to the Services that Providing Party provides to the Homeward Platform, which Services shall include, but not be limited to, default management, mortgage charged-off and deficiency collection services, technology-related services, valuation services, property preservation and inspection services, real estate owned sales services, trustee services, title services, due diligence services, mortgage fulfillment services, and underwriting services.  In furtherance of the foregoing, during the term of the Services Agreement, Customer Party agrees not to establish, on its own or with the assistance of third parties, fee-based businesses that would directly or indirectly compete with the provision of Services by Providing Party to Customer Party with respect to the Homeward Platform.”

2.                                      Amendment to Section 5, Term, to the Agreement.  Section 5, Term, of the Agreement is hereby deleted in its entirety and restated as follows:

“5. Term.

(a)                                 Initial Term. The initial term shall commence on the date of the Agreement and shall continue in full force and effect, subject to Section 5(b), until August 31, 2025 (the “Initial Term”), or the earlier date upon which this Agreement has been otherwise terminated in accordance with the terms hereof.

(b)                                 Renewal Term. At the end of the Initial Term, this Agreement shall automatically renew for successive two (2) year terms (each a “Renewal Term”), executed not less than six (9) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.

(c)                                  In the event either party decides that it does not wish to renew this Agreement or any particular Service or SOW hereunder before the expiration of the Term or any Renewal Term, as applicable, such party shall so notify the other party in writing of its intent to terminate this Agreement, at least nine (9) months before the completion of the Initial Term any or Renewal Term, as applicable.”

3.                                      Amendment to Schedule I to the Agreement.  Schedule I to the Agreement is hereby deleted in its entirety and replaced with the version of Schedule I attached to this First Amendment and incorporated herein by this reference.

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4.                                Counterparts.  This First Amendment may be signed in counterparts with the same effect as if both parties had signed one and the same document. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement. Counterparts shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart. This First Amendment and its counterparts may be executed by providing an electronic signature under the terms of the Electronic Signatures Act, 15 U.S.C. § 7001 et seq., and may not be denied legal effect solely because it is in electronic form or permits the completion of the business transaction referenced herein electronically instead of in person.

5.                                Agreement in Full Force and Effect as Amended.  The terms and conditions of this First Amendment shall prevail over any conflicting terms and conditions in the Agreement. Capitalized terms that are used in this First Amendment not otherwise defined herein shall have the meanings ascribed to them in the Agreement. Except as specifically amended or waived hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this First Amendment. The parties hereto agree to be bound by the terms and obligations of the Agreement, as amended by this First Amendment, as though the terms and obligations of the Agreement were set forth herein.

[The Remainder of this Page has been Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the date first written above by their duly authorized representatives.

OCWEN MORTGAGE SERVICING, INC.

By	/s/ Nikhil Malik
	Name:	Nikhil Malik
	Title:	Treasurer and Chief Financial Officer

ALTISOURCE SOLUTIONS S.À R.L.

By	/s/ William B. Shepro
	Name:	William B. Shepro
	Title:	Manager

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SCHEDULE I

Services Provided	Service Period
Valuation Services	October 1, 2012 — August 31, 2025
Property Preservation and Inspection	October 1, 2012 — August 31, 2025
REO Sales	October 1, 2012 — August 31, 2025
Trustee Sales	October 1, 2012 — August 31, 2025
Title Services	October 1, 2012 — August 31, 2025
Due Diligence Services	October 1, 2012 — August 31, 2025
Mortgage Charge off Collection	October 1, 2012 — August 31, 2025
Mortgage Fulfillment and Underwriting Services	October 1, 2012 — August 31, 2025

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EX-10.32 6 a20131231ex1032.htm EXHIBIT 10.32

EXHIBIT 10.32
SECOND AMENDMENT TO SERVICES AGREEMENT

This Second Amendment to the Services Agreement (the “Second Amendment”) is dated as of July 24, 2013, and is made by and between OCWEN MORTGAGE SERVICING, INC., a corporation organized under the laws of the United States Virgin Islands (“OCWEN” or together with its Affiliates “OCWEN Group”), and ALTISOURCE SOLUTIONS S.À R.L., a limited liability company organized under the laws of the Grand Duchy of Luxembourg (“ALTISOURCE” or together with its Affiliates “ALTISOURCE Group”).
Recitals
WHEREAS, OCWEN and ALTISOURCE entered in that certain Services Agreement dated October 1, 2012 (as subsequently amended, the “Services Agreement”) and that certain Services Letter dated October 1, 2012 (as subsequently amended, the “Services Letter”);
WHEREAS, pursuant to the Services Agreement, the OCWEN Group receives, and ALTISOURCE provides or causes to be provided to the OCWEN Group, certain services described in Schedule A to the Services Letter; and
WHEREAS, now the parties desire to amend the Services Agreement to clarify certain cooperation and access rights, privacy and security provisions designed to protect non-public personal, consumer information, and add certain insurance requirements.
Agreement
NOW, THEREFORE, in consideration of the mutual covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
Amendment to Section 11, Cooperation; Access; Steering Committee, subparagraph (a) of the Services Agreement. Subparagraph (a) of Section 11, Cooperation; Access; Steering Committee, is hereby deleted in its entirety and restated it as follows:

(a)    Each Party shall, and shall cause its Group (“Audited Party” for purposes of this Section) to, permit the other Party and its employees and representatives (“Auditing Party”), at the Auditing Party’s own expense, access, on Business Days during hours that constitute regular business hours for the Audited Party and upon reasonable prior request, to the premises of the Audited Party and its Group and such data, books, records and personnel designated by the Audited Party and its Group as the Auditing Party may reasonably request for the purposes of determining compliance with this Agreement and with laws applicable to the Services. If Providing Party undergoes an independent, third party assessment, substantially similar to a Statement on Standards for Attestation Engagements (SSAEs) Number 16 reporting on controls at a service organization, as such may be amended from time to time and conducted by an independent external audit agency in accordance with the attestation standards established by the American Institute of Certified Public Accountants, then upon reasonable prior request by Customer Party, Providing Party will make such assessment available to Customer Party. Any such inspection shall not unreasonably interfere with the Party’s normal business operations. Any documentation so provided pursuant to this Section 11 will be subject to the confidentiality obligations set forth in Section 12 of this Agreement.

2.	Amendment to Section 14(c), Warranties; Limitation of Liability; Indemnity. Section 14(c), is hereby deleted in its entirety and restated as follows:
(c)    In no event shall: (i) the amount of damages or losses for which the Providing Party and the Customer Party may be liable under this Agreement exceed the fees due to the Providing Party for the most recent six (6) month period under the applicable Service or SOW(s); provided that if Services have been performed for less than six (6) months, then the damages or losses will be limited to the value of the actual Services performed during such period; or (ii) the aggregate amount of all such damages or losses for which the Providing Party may be liable under this Agreement exceed one million dollars ($1,000,000); provided that no such cap shall apply to liability for damages or losses arising from or relating to breaches of Section 12 (Confidentiality), Section 15(d) (Protection of Consumer Information), infringement of Intellectual Property, or fraud or criminal acts. Except as provided in Section 14(b) hereof, none of the Providing Party or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall be liable for any action taken or omitted to be taken by, or the negligence, gross negligence, or willful misconduct of, any third party.

3.	Amendment to Section 15, Additional Agreements. Section 15, Additional Agreements, is hereby deleted in its entirety and restated as follows:
15.    Additional Agreements.
(a)    Data Backup and Storage. The Providing Party shall maintain data backup and document storage and retrieval systems adequate for the provision of the Services.
(b)    Business Continuity Plan. The Providing Party shall maintain a business continuity plan adequate for the provision of the Services and shall provide a copy of such plan upon the Customer Party’s request.

(c)    Compliance with Legal Authority. The Providing Party shall provide the Services under this Agreement and any SOW in compliance with (i) all obligations and applicable laws, regulations, rules, and guidelines, as amended or changed from time to time, including, but not limited to, privacy and data protection laws pursuant to Section 15(d) below, labor and overtime laws, tax laws, the U.S. Foreign Corrupt Practices Act and environmental protection laws; and (ii) all requirements from any Governmental Authority to maintain necessary licenses and permits.
(d)    Protection of Consumer Information.

(1)	Providing Party shall comply with applicable privacy and data laws and regulations including, without limitation, the GLB Act and only use Consumer Information to perform its obligations under this Agreement and/or as otherwise permitted under the applicable laws and regulations and will not disclose the Consumer Information contrary to the provisions of this Agreement or any other applicable laws and regulations.

(2)	Providing Party shall develop written company policies and procedures, as well as implement appropriate physical and other security measures and controls reasonably designed to: (i) ensure the security, integrity, and confidentiality of the Consumer Information; (ii) protect against any reasonably foreseeable threats or hazards to the security and integrity of the Consumer

Information; and (iii) protect against any unauthorized access to or use of the Consumer Information that could result in substantial harm or inconvenience to any consumer or customer.

(3)	Providing Party shall, at a minimum, establish and maintain such data security program reasonably designed to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570.

(4)	Within a reasonable time following Providing Party’s discovery of Consumer Information Breach, Providing Party shall take appropriate actions to address the Consumer Information Breach, including using its best efforts stop such Consumer Information Breach and notifying Customer Party.

(5)	For purposes of this Section 15(d):

a.
“Consumer Information” means “non-public personal information” of “consumers” or “customers” - as those terms are defined by the GLB Act - which Providing Party may receive, maintain, process or otherwise access from time to time in providing services to Customer Party pursuant to the terms of this Agreement.

b.	“GLB Act” means, collectively, the Gramm-Leach-Bliley Act (15 U.S.C. §6801, et seq.) and its implementing regulations.

c.	“Consumer Information Breach” means any confirmed breach or compromise of the security, confidentiality or integrity of Consumer Information.
(e)    Third Party Vendor Management. The Providing Party shall maintain and, upon written, reasonable request, submit to the Customer Party information regarding its vendor management program and any of its applicable vendor management reviews of the third party vendors designated and used by Providing Party in connection with the performance of any of the obligations under this Agreement. Providing Party shall perform periodic reviews designed to confirm that the performance of its designated third party vendors is in compliance with the terms of the Agreement. Providing Party shall be responsible for the provision of the Services set forth in this Agreement regardless of which third party vendor it designates and uses to conduct the Services. Customer Party may request the revocation of the designation and use of a third party vendor in connection with the performance of any of the obligations under this Agreement by providing Providing Party with written notice describing a reasonable business necessity for the revocation.
(f)    Insurance. The Providing Party shall at all times while performing Services hereunder, carry with an insurance agency with a Best’s Insurance Reports rating of “A-VIII” or better: (i) worker’s compensation insurance in accordance with the laws of the governmental bodies having jurisdiction; (ii) general liability insurance in amounts not less than Three Million Dollars ($3,000,000.00) per occurrence for bodily injury, personal injury and property damage liability combined; (iii) automobile insurance in amounts not less than One Million Dollars ($1,000,000.00) combined single limit for bodily injury and property damage for each occurrence, covering all hired and non-owned vehicles; (iv) Commercial Crime Insurance/Fidelity in the amount of Five Million Dollars ($5,000,000.00) per occurrence, including coverage for theft or loss of Customer Party and Customer Party property; and (v) professional liability insurance to cover errors and omissions in amounts not less than Five Million Dollars ($5,000,000.00) per occurrence. Providing Party shall provide a certificate of insurance indicating such coverage upon request by Customer Party. The insurance required under this Section may be in a policy or policies of insurance, primary and excess, including so-called umbrella or catastrophe form, which may also include comprehensive automobile insurance and employer’s liability insurance. Customer Party may elect to accept lesser or alternative forms of insurance.

4.
Counterparts. This Second Amendment may be signed in counterparts with the same effect as if both parties had signed one and the same document. This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement. Counterparts shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart. This Second Amendment and its counterparts may be executed by providing an electronic signature under the terms of the Electronic Signatures Act, 15 U.S.C. § 7001 et seq., and may not be denied legal effect solely because it is in electronic form or permits the completion of the business transaction referenced herein electronically instead of in person.

5.Agreement in Full Force and Effect as Amended. The terms and conditions of this Second Amendment shall prevail over any conflicting terms and conditions in the Agreement. Capitalized terms that are used in this Second Amendment not otherwise defined herein shall have the meanings ascribed to them in the Agreement. Except as specifically amended or waived hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this Second Amendment. The parties hereto agree to be bound by the terms and obligations of the Agreement, as amended by this Second Amendment, as though the terms and obligations of the Agreement were set forth herein.
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5

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their respective authorized representatives, effective as of the date first written above.

OCWEN	OCWEN
Ocwen Mortgage Servicing, Inc.	Ocwen Mortgage Servicing, Inc.
By: /s/ Nikhil Malik	By: /s/ William B. Shepro
Name: Nikhil Malik	Name: William B. Shepro
Title: CFO	Title: Manager
Date: September 3, 2013	Date: September 4, 2013